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                                                                       Exhibit 2
                            SHARE EXCHANGE AGREEMENT

         SHARE EXCHANGE AGREEMENT, dated as of July 2, 1999 (the "Agreement") by and between the Yankee Candle Company, Inc., a Massachusetts corporation (the "Company"), and Michael J. Kittredge ("Kittredge").

         WHEREAS, in connection with the initial public offering of the Company's securities (the "Offering"), the Company and Yankee Candle Holdings Corp., a Delaware corporation ("Holdings"), have entered into an Agreement and Plan of Reoganization (the "Reorganization Agreement"), dated as of the date hereof, providing for the isssuance by the Company of shares of new common stock, par value $.01 per share ("New Common Stock"), of the Company to Holdings, in exchange for the transfer by Holdings of all of its assets, including, without limitation, its existing shares of common stock, no par value, of the Company ("Existing Comon Stock");

         WHEREAS, Kittredge is the owner of 49.9976 shares of Existing Common Stock; and

         WHEREAS, to carry out the intent of the Reorganization Agreement the parties hereto deem it desirable that Kittredge exchange his shares of Existing Common Stock for shares of New Common Stock on the terms and subject to the conditions set forth herein;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and parties hereto agree as follows:

         1. THE KITTREDGE EXHANGE. On the business day immediately preceding the day of the closing of the Offering (the "Effective Date"), on the terms and conditions set forth herein, Kittredge shall sell, transfer, convey and deliver certificates representing his 49.9976 shares of Existing Common Stock, duly endorsed in blank or with stock powers attached, to the Company in exchange for certificates representing 4,900,000 newly issued, fully paid and non-assessable shares of New Common Stock (the "Kittredge Exchange"). Kittredge represents and warrants to the Company that his shares of Existing Common Stock are on the date hereof, and will be on the Effective Date, free of all liens, claims and encumbrances except those created pursuant to agreements to which the Company is a party.

         2. TERMINATION. This Agreement shall automatically terminate, and the Kittredge Exchange shall automatically be abandoned, upon the termination of the Reorganization Agreement. This Agreement may not otherwise be terminated without the written consent of the parties hereto and Holdings.

         3. THIRD PARTY BENEFICIARY. This Agreement shall inure to the benefit of the parties hereto and Holdings, which shall be a third party beneficiary hereto.


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         4. ENTIRE AGREEMENT. This Agreement and the Reorganization Agreement
contain the entire agreement of the parties with respect to the transactions contemplated hereby.

         5. MODIFICATIONS. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Company and Kittredge.

         6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

         7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be an original and all of which shall constitute the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           THE YANKEE CANDLE COMPANY, INC.


                           By: /s/ Michael D. Parry
                               -------------------------------------------
                               Name: Michael D. Parry
                               Title: President and Chief Executive Officer

                               MICHAEL J. KITTREDGE


                               /s/ Michael J. Kittredge
                               -------------------------------------------